Exhibit 99.1

Keryx Biopharmaceuticals Announces Appointment of Ron Bentsur as Chief Executive Officer

New York, NY, May 20, 2009 - Keryx Biopharmaceuticals, Inc. (the "Company") (NASDAQ: KERX) announced today the appointment of Ron Bentsur as Chief Executive Officer of the Company. It is also anticipated that Ron Bentsur will join the Company’s Board of Directors at the annual meeting of the board on June 16, 2009.

Michael P. Tarnok, Interim Chairman of the Company's Board of Directors, stated, "On behalf of the Board, I want to welcome Ron Bentsur to Keryx.  Ron is an experienced biopharmaceutical executive who has a proven track-record in creating significant shareholder value.  We believe that Ron’s leadership abilities and longstanding relationships with the investment, research and banking communities make him ideally-suited to unlock the inherent value of our late-stage pipeline.”

Mr. Bentsur commented, "I am extremely excited for this opportunity to lead Keryx at this key juncture for the Company.  We have two late-stage clinical drug candidates, each with compelling phase 2 data, that we believe have been under appreciated for quite some time.  I look forward to introducing our exciting story to the investor community and working to enhance our asset values for the benefit of all of our stakeholders.”

Ron Bentsur has more than a decade of experience in the biotech industry. Most recently, Mr. Bentsur served as CEO of XTL Biopharmaceuticals, a position he held from January 2006 until April 2009.  Prior to his tenure at XTL, Mr. Bentsur was with the Company from 2000-2006, serving as the Company's Chief Financial Officer from June 2003 until his departure in January 2006. From July 1998 to October 2000, Mr. Bentsur served as Director of Technology Investment Banking at Leumi Underwriters, where he was responsible for all technology/ biotechnology private placement and advisory transactions. From June 1994 to July 1998, Mr. Bentsur worked as an investment banker in NYC, most of this period at ING Barings Furman Selz.  Mr. Bentsur holds a BA in Economics and Business Administration with distinction from the Hebrew University of Jerusalem, Israel and an MBA, Magna Cum Laude, from New York University's Stern Graduate School of Business.

The terms of Mr. Bentsur’s employment are being finalized and will be set forth in an employment agreement with the Company.  As an inducement to his employment, the Company has granted Mr. Bentsur options to purchase 600,000 shares of Company common stock, at an exercise price equal to the fair market value of the stock as of May 20, 2009, the date of grant.  The options will vest in equal annual installments over a four-year period or upon an earlier change in control of the Company.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including renal disease and cancer. Keryx is developing Zerenex(TM)(ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. Zerenex has recently completed a Phase 2 clinical program as a treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease. The Company is also developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that modulates Akt, a protein in the body associated with tumor survival and growth. KRX-0401 also modulates a number of other key signal transduction pathways, including the JNK and MAPK pathways, which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 is currently in Phase 2 clinical development for multiple tumor types. The Company also actively engages in business development activities that include seeking strategic relationships for its product candidates and for the Company, as well as evaluating compounds and companies for in-licensing or acquisition. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release, particularly those anticipating the Company's future clinical and business prospects, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete clinical trials; our ability to meet anticipated development timelines due to recruitment, clinical trial results, manufacturing capabilities or other factors; the ability of our new chief executive officer to build shareholder value through a better appreciation by the market of the value of our drug candidates; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com .. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.